Exhibit 23.1

[Letterhead of KPMG]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gushan Environmental Energy Limited:

We consent to the use of our report dated June 23, 2008 with respect to the consolidated balance sheets of Gushan Environmental Energy Limited and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG
Hong Kong, China

June 23, 2008